Exhibit 99.1

News Release

Contacts:

Maxygen:	Jeannine Medeiros Investor & Public Relations (650) 298-5853 jeannine.medeiros@maxygen.com	Roche Public Affairs: 973-562-2699

Roche and Maxygen to Co-Develop Recombinant Factor

VIIa Therapeutics for Acute Bleeding

NUTLEY, NJ and Redwood City, Calif. – December 15, 2005 -- Roche and Maxygen (Nasdaq: MAXY) today announced an alliance to co-develop recombinant factor VIIa products for multiple indications, including intracerebral hemorrhage (ICH) and trauma. Factor VII is a natural protein with a pivotal role in blood coagulation and clotting. Uncontrolled bleeding is the most common cause of trauma mortality in the hospital in the first 48 hours, with blood transfusion as the only treatment option. This partnership aims to offer patients a more effective, faster-acting treatment to stop critical bleeding.

“Collaborating on Maxygen’s late preclinical stage recombinant factor VIIa program offers Roche an exciting opportunity to expand our relationship with Maxygen and to help patients who currently have very limited treatment options,” said Peter Hug, Head of Roche Pharma Partnering.

“We are delighted to form a second major partnership with Roche in a new area of medicine,” commented Russell Howard, chief executive officer of Maxygen. “This alliance is consistent with Maxygen’s strategy of seeking to retain a large portion of the eventual

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value that may be created from our products while mitigating financial risk and leveraging the manufacturing, development and commercialization skills of leading protein pharmaceutical companies such as Roche.”

Under the terms of the agreement, Roche and Maxygen will share worldwide research and development costs for the creation of next generation factor VIIa product candidates. Maxygen will lead early stage clinical development, and Roche will lead late stage clinical development with exclusive worldwide rights to commercialize the next generation recombinant factor VIIa molecules for acute indications. In the United States, Maxygen has the option to co-fund marketing activities and in such case Maxygen would receive royalties in amounts comparable to profit sharing. Including an upfront fee, total event payments to Maxygen could total $95 million, in addition to royalties. Maxygen has retained all rights for development and commercialization for next generation novel recombinant factor VIIa products for hemophilia.

About Recombinant Factor VII

Factor VII is a natural protein with a pivotal role in blood coagulation and clotting. Today, recombinant factor VIIa is approved in the United States and Europe for the treatment of hemophilia. Over the last 18 months, new clinical data has validated the use of recombinant factor VIIa-based products in the treatment of severe bleeding in trauma, surgery and ICH. These new indications are forecasted to represent significant market opportunities for next-generation recombinant factor VIIa products. Analysts estimate that worldwide sales of all factor VIIa products could exceed $2 billion by 2010.

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About ICH

Intracerebral hemorrhage (ICH) also known as hemorrhagic stroke occurs when a diseased blood vessel within the brain bursts, allowing blood to leak inside the brain. The sudden increase in pressure within the brain can cause damage to the brain cells surrounding the blood. If the amount of blood increases rapidly, the sudden buildup in pressure can lead to severe neurological impairment, coma or death. The most common cause of intracerebral hemorrhage is high blood pressure (hypertension). Hemorrhagic strokes make up about 12% of all strokes.

About Maxygen

Maxygen, Inc., headquartered in Redwood City, California, is focused on the development of superior versions of validated major protein pharmaceuticals. Maxygen has developed a novel interferon alpha product that Roche is advancing into clinical development in 2006, a novel G-CSF that Maxygen is advancing into clinical development in 2006 and a novel interferon gamma that InterMune is advancing. Maxygen’s technologies bring together advances in molecular biology and protein modification to create novel biotechnology products. Maxygen has over 120 U.S. and foreign patents relating to its MolecularBreeding directed evolution platform.

About Roche as a Partner

Roche is a valued partner to more than 50 companies worldwide. Over the past two years, Roche has led the pharmaceutical industry in the number of clinical compound deals signed. Thus far in 2005, Roche has entered into nine partnerships to jointly develop products for optimal patient benefit and value. Partnerships continue to strengthen Roche’s positions in oncology, virology, transplantation, and primary care. Roche’s partnering culture encourages innovation through a unique pairing of collaboration and autonomy.

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About Roche – More Than a Century in the U.S. and the World

Founded in 1896 and headquartered in Basel, Switzerland, Roche is one of the world’s leading innovation-driven healthcare groups. Its core businesses are pharmaceuticals and diagnostics. Roche is one of the world’s leaders in diagnostics, the leading supplier of pharmaceuticals for cancer, as well as a leader in virology and transplantation. Roche employs roughly 65,000 people in 150 countries, including approximately 15,000 in the United States.

Roche’s U.S. operations celebrate their American Centennial in 2005. This year, Roche was named to Fortune magazine’s list of Best Companies to Work For in America. Roche today has more than a dozen U.S. sites located in California, Colorado, Indiana, New Jersey and South Carolina, as well as in Puerto Rico. Roche has alliances and research and development agreements with numerous partners, including majority ownership interests in Genentech and Chugai. For further information, please visit our worldwide and U.S. websites (Global: www.roche.com and U.S.: www.roche.us).

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Forward-Looking Statements

This news release contains forward-looking statements about Maxygen’s research and business prospects, including those relating to: Maxygen’s ability to develop its factor VIIa product candidates and other pharmaceutical products; the potential utility of Maxygen’s factor VIIa product candidates for the treatment of severe bleeding in trauma, surgery or ICH and the market potential of such products; the potential advantages of such products over existing marketed products, whether Maxygen will achieve technical milestones relating to its factor VIIa product candidates or receive any event-based payments or royalties for such factor VIIa product candidates; and the success or continuation of any existing or future alliance or collaboration. Such statements involve risks and uncertainties that may cause results to differ materially from those set forth in these statements. Among other things these risks and uncertainties include, but are not limited to: changing research and business priorities of Maxygen and/or its collaborators; the inherent uncertainties of biological research; Maxygen’s ability to develop human therapeutic drugs in an increasingly competitive biotechnology industry and the uncertain timing of such development; and competitors producing superior products. These and other risk factors are more fully discussed in Maxygen’s Form 10-K for the year ended December 31, 2004, including under the caption “Risk Factors,” and in Maxygen’s other periodic SEC reports, all of which are available from Maxygen at www.maxygen.com. Maxygen disclaims any obligation to update or revise any forward-looking statement contained in this release as a result of new information or future events or developments. Maxygen and the Maxygen logo are trademarks of Maxygen, Inc.